Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Legend Biotech Corporation for the registration of Ordinary Shares and Debt Securities and to the incorporation by reference therein of our report dated April 2, 2021, with respect to the consolidated financial statements of Legend Biotech Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
July 1, 2021